EXHIBIT 10.1
January 31, 2007
Bradley W. Yates
Mindspeed Technologies, Inc.
4000 MacArthur Boulevard
Newport Beach, California 92660
Dear Brad,
The purpose of this letter is to document the decisions and agreements we have reached following our discussions regarding the business opportunities and challenges facing Mindspeed, your personal career plans and goals, and your commitment to our business.
In this regard we have reached the following set of agreements.
Your Commitment
You will commit to continuing employment with Mindspeed through at least January 31, 2009, and should you choose to leave on or after that date you will give notice of your intent to leave at least six months prior to your scheduled departure. Additionally, should you choose to leave, you agree that you will assist in recruiting your successor and effecting a smooth transition and, for twelve months following your departure, be available to provide consulting services of up to 30 hours per quarter to the Mindspeed Board, the Mindspeed executive team or your successor, as mutually agreed to by you and Mindspeed without additional compensation. In addition, for twelve months following your departure, you agree not to employ, solicit for employment or recommend for employment any person employed by Mindspeed.
In recognition of this commitment Mindspeed agrees to the following financial and career development terms.
Mindspeed’s Financial Commitments
1.	Mindspeed will pay you a cash retention bonus of $50,000 on or about February 16, 2007 (contingent upon your being an employee on that date). In the event you terminate employment voluntarily before January 31, 2009 you agree to promptly repay to Mindspeed a portion of the retention bonus equal to the dollar amount resulting from multiplying $50,000 by x/y where x equals the number of days then remaining until January 31, 2009 and y equals the number of days in the period from the date of the bonus until January 31, 2009. In addition, should you continue to be employed by Mindspeed on January 31, 2009, you will receive an additional bonus equal to your then current annual base salary payable bi-weekly over the ensuing twelve months in substantially equal installments per Mindspeed’s normal pay practices.
2.	We will recommend to the Mindspeed Compensation Committee that it grant you a stock option award under the Mindspeed Long Term Incentive Plan of 175,000 shares on or about February 2, 2007 (contingent upon your continuing to be an employee as of the grant date). These options will vest on a time-based schedule starting in the second year following the grant date, with eight equal vesting traunches over the ensuing eight quarters with the first traunch vesting on or about April 30, 2008. Additionally, the option vesting schedule will include an acceleration provision that stipulates that, if and when Mindspeed’s stock price reaches or exceeds $3.00 for a period of ten consecutive trading days, 100% of the options will immediately vest in full on the first business day of the month following the last day of such ten-day period; provided that, in the event you elect to leave Mindspeed on or prior to January 31, 2009, you agree to promptly pay to Mindspeed the amount of any economic benefit realized by you as a result of the exercise of any portion of those options that would not have vested as a result of your termination of employment but for such acceleration.
3.	We will recommend to the Compensation Committee that it grant you a restricted stock award under the Mindspeed Long Term Incentive Plan of 100,000 shares on or about February 2, 2007 (contingent on your continuing to be an employee of the Company on the grant date). These shares will vest on a time-based schedule over two years, one-third a year from the grant date, and one-sixth per quarter over the succeeding four quarters. Additionally, the share vesting schedule will include an acceleration provision that stipulates that, if and when Mindspeed’s stock price reaches or exceeds $3.00 for period of ten consecutive trading days, 100% of the shares will immediately vest in full on the first business day of the month following the last day of such ten-day period; provided that, in the event you elect to leave Mindspeed on or prior to January 31, 2009, you agree to promptly pay to Mindspeed the amount of any economic benefit realized by from any disposition of restricted shares that would not have vested as a result of your termination of employment but for such acceleration.

4.	If you elect to leave Mindspeed after January 31, 2009, you will be entitled to receive benefit continuation at no cost to you for a period of twelve months from your last day of work at Mindspeed. This period of benefit continuation will also include continued vesting of your stock options. Mindspeed shall have the authority to delay the payment of amounts related to such benefit continuation for six months following your last day of work and take such other actions to the extent it deems necessary to comply with Section 409A of the Internal Revenue Code. In such event, any amounts which you would otherwise be entitled during the six month period following your last day of work will be paid to you on the first business day following the expiration of such six month period.
Career Development Commitments
1.	Mindspeed agrees to move as quickly as reasonable to expand your scope of job responsibilities to include an active role in strategy and business development.
2.	We agree to make known to each of Mindspeed’s outside Directors your desire for public company Board service and to encourage each of those Directors to consider recommending you as a potential candidate for director vacancies of which they become aware at other companies (particularly those seeking qualified candidates for their compensation committee or nominating/governance committee).

Sincerely,

/s/ Raouf Y. Halim	/s/ Dwight W. Decker
Raouf Halim	Dwight W. Decker
Chief Executive Officer	Chairman of the Board
Mindspeed Technologies, Inc.	Mindspeed Technologies, Inc.

Accepted:	/s/ Bradley W. Yates	January 31, 2007
	Bradley W. Yates	Date